EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2007 with respect to the consolidated financial statements of Tube City IMS Corporation as of December 31, 2006 and 2005 and for the years then ended and period from October 27, 2004 to December 31, 2004, and with respect to the consolidated financial statements of Envirosource, Inc. (Predecessor to Tube City IMS Corporation) for the period January 1, 2004 to October 26, 2004, and our report dated June 10, 2005 with respect to the consolidated financial statements of Tube City Holdings, LLC as of December 21, 2004 and December 31, 2003 and the period from January 1, 2004 to December 21, 2004, and the years ended December 31, 2003 and 2002 in the Registration Statement (Form S-4) and related Prospectus of Tube City IMS Corporation for the exchange of $225,000,000 9  3/4% Senior Subordinated Notes due 2015 for $225,000,000 9  3/4% Senior Subordinated Notes due 2015, which have been registered under the Securities Act of 1933.

/s/ Ernst & Young

Pittsburgh, Pennsylvania

May 21, 2007